CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                             BASE TEN SYSTEMS, INC.

                  Base Ten Systems, Inc., a New Jersey corporation, to amend its Certificate of Incorporation in accordance with Sections 14A:9-2(4) and 14A:7 et seq. of the New Jersey Business Corporation Act, hereby certifies:

         FIRST: The name of the corporation is Base Ten Systems, Inc.

         SECOND: Article 6(a) of the Certificate of Incorporation of the corporation is amended to read in its entirety, as follows:

         "(a) This corporation is authorized to issue three classes of shares of stock to be designated "Class A Common," "Class B Common," and
         "Preferred." The total number of shares that this corporation is authorized to issue is 42,999,500 and the aggregate par value of all such shares is $42,999,500. Forty million of the shares shall be Class A Common shares of a par value of $1.00 each. Two million of the shares shall be Class B Common shares of a par value of $1.00 each. Nine hundred ninety-nine thousand five hundred of the shares shall be Preferred shares of a par value of $1.00 each."

         THIRD: Article 6(c) of the Certificate of Incorporation of the corporation is amended to read in its entirety, as follows:

         "(c) Except as set forth in this Article 6(c), the Class A Common shares and Class B Common shares shall be identical in all respects and shall have equal rights and privileges.

         A.  Dividends and Distributions

         (1) Subject to rights of the Preferred shares granted pursuant to this Certificate of Incorporation, the corporation may pay dividends to holders of Class A Common shares and Class B Common shares, as a single class. If a dividend is paid, the same amount shall be paid in respect of each outstanding Class A or Class B Common share.

         (2) If at any time a distribution is to be paid in Class A Common shares or Class B Common shares (a "share distribution"), only Class A Common shares may be paid to holders of Class A Common shares and only Class B Common shares may be paid to holders of Class B Common shares. Whenever a share distribution is paid, the same number of shares shall be paid in respect of each outstanding Class A or Class B Common share. The corporation shall not combine or subdivide shares of either of such classes without at the same time making a proportionate combination or subdivision of shares of the other of such classes.

         B.  Voting.

         (1) The holders of Class A and Class B Common shares shall in all matters vote together as a single class (subject to voting rights that may be granted to any holders of Preferred shares pursuant to Article 6(c) of this Certificate of Incorporation), the holders of Class A Common shares and Class B Common shares are entitled to one vote for each share. The directors of the corporation elected by the holders of Class A Common shares and by the holders of Class B Common shares shall be considered as having been elected by the Class A Common shares and the Class B Common shares voting together as a single class notwithstanding that prior to the effective date of the Amendment to the Certificate of Incorporation inserting this sentence, the directors may have been elected by a separate class.

         (2) The holders of Class A Common shares and Class B Common shares, voting as a single class, shall be entitled to vote as a separate class on the removal, for cause, of any director (subject to voting rights of Preferred shares granted pursuant to Article 6(c) of this Certificate of Incorporation).

         (3) Any vacancy in the office of a director may be filled by a vote of holders of shares entitled to vote (subject to voting rights of the Preferred shares granted pursuant to Article 6(c) of this Certificate of Incorporation) and, in the absence of a stockholder vote, the vacancy may be filled by the remaining directors as provided in the By-laws. Any director elected by the Board of Directors to fill a vacancy shall serve the same remaining term as that of his predecessor and until his or her successor has been chosen and has qualified. If permitted by the By-laws, the Board of Directors may increase the number of directors and any vacancies so created may be filled by the Board of Directors.

         (4) The holders of the Class A Common shares and the holders of the Class B Common shares shall be entitled to vote as separate classes on such other matters as may be required by law or this Certificate of Incorporation to be submitted to such holders voting as separate classes.

         C. Conversion. Each holder of record of Class B Common shares may at any time or from time to time, in such holder's sole discretion and at such holder's option, convert any whole number of all of such holder's Class B Common shares into fully paid and non-assessable Class A Common shares at the rate (subject to adjustment as hereinafter provided) of one and one-half Class A Common share for each Class B Common share surrendered for conversion. Any such conversion may be effected by any holder of Class B Common shares surrendering such holder's certificate or certificates for the Class B Common shares to be converted, duly endorsed, at the office of the corporation or any transfer agent for the Class B Common shares, together with a written notice to the corporation at such office that such holder elects to convert all or a specified number of Class B Common shares and stating the name or names in which such holder desires the certificate or certificates for such Class A Common shares to be issued. Promptly thereafter, the corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of Class A Common shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made at the close of business on the date of such surrender and the person or persons entitled to receive the Class A Common shares issuable on such conversion shall be treated for all purposes as the record holder or holders of such Class A Common shares on that date.

         The number of Class A Common shares into which the Common shares may be converted shall be subject to adjustment from time to time in the event of any capital reorganization, reclassification of the stock of the corporation, consolidation or merger of the corporation with or into another corporation or sale or conveyance of all or substantially all of the assets of the corporation to another corporation or other entity or person. Each Class B Common share shall thereafter be convertible into such kind and amount of securities or other assets, or both, as are issuable or distributable in respect of the number of Class A Common shares into which each Class B Common share is convertible immediately prior to such reorganization, reclassification, consolidation, merger sale or conveyance. In any such case, appropriate adjustments shall be made by the Board of Directors of the corporation in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Class B Common shares, to the end that the provisions set forth herein (including provisions for adjustment of the conversion rate) shall thereinafter be applicable, as nearly as reasonably may be, in relation to any securities or other assets thereafter deliverable on conversion of the Class B Common shares.

         No fraction of a Class A Common share shall be issued on conversion of any Class B Common share but, in lieu thereof, the corporation shall pay in cash therefor the pro rata fair market value of any such fraction. Such fair market value shall be based, in the case of publicly traded securities, on the last sale price for such securities on the business day next prior to the date such fair market value is to be determined (or, in the event no sale is made on that day, the average of the closing bid and asked prices for that day on the principal stock exchange on which Class A Common shares are traded or, if the Class A Common shares are not then listed on any national securities exchange, the average of the closing bid and asked prices for that day quoted by the NASDAQ System) or, in the case of other property, the fair market value on such day determined by a qualified independent appraiser expert in evaluating such property and appointed by the Board of Directors of the corporation. Any such determination of fair market value shall be final and binding on the corporation and on each holder of Class B Common shares or Class A Common shares.

         The corporation shall at all times reserve and keep available out of the authorized and unissued Class A Common shares, solely for the purpose of effecting the conversion of the outstanding Class B Common shares, such number of Class A Common shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Common shares and if, at any time, the number of authorized and unissued Class A Common shares shall not be sufficient to effect conversion of the then outstanding Class B Common shares, the corporation shall take such corporate action as may be necessary to increase the number of authorized and unissued Class A Common shares to such number as shall be sufficient for such purposes.

         The Preferred shares may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, of such Preferred shares, including without limitation of the generality of the foregoing, dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices and liquidation preferences of any wholly unissued series of Preferred shares, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

         FOURTH:   Article  8  of  the  Certificate  of   Incorporation  of  the
corporation is amended to read in its entirety, as follows:

         "Any merger, consolidation of the corporation, or sale, lease, exchange or other disposition of all, or substantially all, the assets of the corporation, if not in the usual and regular course of its business as conducted by the corporation, shall require the affirmative vote of seventy-five percent of the votes cast by holders of shares entitled to vote thereon."

         FIFTH: The amendments to the Certificate of Incorporation set forth in Paragraphs SECOND, THIRD, and FOURTH of this Certificate were adopted by the shareholders of the corporation on April 16, 1998.

         SIXTH: The designation and number of shares of each class or series entitled to vote on the amendments to the Certificate of Incorporation set forth in Paragraphs SECOND, THIRD, and FOURTH of this Certificate, is as follows:


Class or Series                                      Number of Shares
--------------------------                           ----------------
Class A Common Stock                                  7,854,068

Class B Common Stock                                    445,121

Series A Preferred Stock                                 19,000



         SEVENTH: The number of shares of each class or series voting together as a single class (each share of Class A Common Stock having one-tenth of one vote per share; each share of Class B Common Stock having one vote per share; each share of Series A Preferred Stock having one-tenth of one vote per share, calculated as if all shares of Series A Preferred Stock had been converted into shares of Class A Common Stock on the record date) voted for or against the amendment to Article 6(a) of the Certificate of Incorporation set forth in Paragraph SECOND of this Certificate is as follows:


                                                For                          Against
Class or Series                      Shares            Votes           Shares      Votes
------------------------             -----------------------           -----------------
Class A Common Stock                7,351,462         735,146          258,526      25,853

Class B Common Stock                  416,153         416,153            2,618       2,618

Series A Preferred Stock                    0               0                0           0


         EIGHTH: The vote of (i) the holders of Class A Common Stock, voting as a class, (ii) the holders of Class B Common Stock, voting as a class, and (iii) the holders of Class A Common Stock, Class B Common Stock and Series A Preferred Stock, voting together as a group, was required in connection with the amendments to Articles 6(c) and 8 of the Certificate of Incorporation set forth in Paragraphs THIRD and FOURTH of this Certificate. The number of shares of each class or series (each share of Class A Common Stock having one-tenth of one vote per share; each share of Class B Common Stock having one vote per share; each share of Series A Preferred Stock having one-tenth of one vote per share, calculated as if all shares of Series A Preferred Stock had been converted into shares of Class A Common Stock on the record date) voted for or against the amendments to Articles 6(c) and 8 of the Certificate of Incorporation set forth in Paragraphs THIRD and FOURTH of this Certificate is as follows:

With respect to the amendment of Article 6(c)(C) (Proposal 4(a) of the Notice of Meeting (the "Notice") changing the conversion ratio of the Class B Common Stock):


                                               For                           Against
Class or Series                     Shares            Votes            Shares     Votes
--------------------------          ------------------------           ----------------
Class A Common Stock                2,994,407        299,441           238,641    23,864

Class B Common Stock                  319,573        319,573             7,762     7,762

Series A Preferred Stock                    0              0                 0         0


With respect to the amendment of Article 6(c)(B) (Proposal 4(b) of the Notice changing the voting rights of the Class A Common Stock and the Class B Common Stock with respect to the election of directors):


                                              For                             Against
Class or Series                    Shares            Votes             Shares        Votes
-------------------------          ------------------------            -------------------
Class A Common Stock                3,055,986        305,599           168,396       16,840

Class B Common Stock                  319,041        319,041             8,294        8,294

Series A Preferred Stock                    0              0                 0            0



With respect to the amendment of Article 6(c)(B) (Proposal 4(c) of the Notice changing the voting rights of Class A Common Stock):


                                              For                           Against
Class or Series                     Shares            Votes            Shares        Votes
---------------------------         ------------------------           --------------------
Class A Common Stock                3,095,756        309,576           135,513       13,551

Class B Common Stock                  319,041        319,041             8,294        8,294

Series A Preferred Stock                    0              0                 0            0


With respect to the amendment of Article 8 (Proposal 4(d) of the Notice eliminating a separate vote by Class B Common Stock for certain corporate transactions):


                                              For                              Against
Class or Series                      Shares          Votes             Shares            Votes
--------------------                ------------------------           -----------------------
Class A Common Stock                3,070,681        307,068           150,450          15,045

Class B Common Stock                  319,041        319,041             8,294           8,294

Series A Preferred Stock                  0               0                 0               0


With respect to the amendment of Article 6(c)(A) (Proposal 4(e) of the Notice changing the dividend restriction for Class B Common Stock):


                                                For                            Against
Class or Series                     Shares            Votes            Shares            Votes
---------------------               ------------------------           -----------------------
Class A Common Stock                3,056,009        305,601           162,923         16,292

Class B Common Stock                  321,568        321,568             5,767          5,767

Series A Preferred Stock                   0              0                  0             0


With respect to conforming  revisions  contained  throughout Article 6 (Proposal
4(f) of the Notice to make conforming language changes to reflect the changes set forth in Proposals 4(a) through 4(e) of the Notice):



                                                For                            Against
Class or Series                     Shares            Votes            Shares            Votes
---------------------               ------------------------           -----------------------

Class A Common Stock                7,454,534        745,453           143,798         14,380

Class B Common Stock                  415,993        415,993             5,129          5,129

Series A Preferred Stock                    0              0                 0              0


         NINTH: This Certificate of Amendment shall become effective upon filing.

         IN WITNESS WHEREOF, Base Ten Systems, Inc. has caused its duly authorized officer to execute this Certificate on this 16th day of April, 1998.


                                           BASE TEN SYSTEMS, INC.


                                           THOMAS E. GARDNER
                                       By:_______________________________
                                     Name: Thomas E. Gardner
                                    Title: President and Chief Executive Officer